GRANT LIFE SCIENCES, INC.
                          64 East Winchester, Suite 205
                               Murray, Utah 84107

                                                                   July 15, 2005

VIA FACSIMILE AND EDGAR

United States Securities
 and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attention:  Mary K. Fraser


      Re:   Grant Life Sciences, Inc.
            Registration Statement on Form SB-2
            File No. 333-119425

Ladies and Gentlemen:

      Grant Life Sciences, Inc. respectfully withdraws its request that the effective date of the registration statement referred to above be accelerated so that it will become effective at 4:30 p.m., Eastern Time, on Friday July 15, 2005.

                                    GRANT LIFE SCIENCES, INC.


                                    By: /s/ Stan Yakatan
                                        ------------------------------
                                    Name:  Stan Yakatan
                                    Title: President and Chief Executive Officer